Exhibit 99.1

Scio Diamond Closes Financing on $1.565 million

Funds for development of lab-grown diamonds for growing gem market

GREENVILLE, SC, September 8, 2015 – Scio Diamond Technology Corporation (OTCBB: SCIO), which produces lab-grown diamonds, announced it has closed on $1.565 million in equity financing in a non-brokered, private placement to a group of accredited investors based in Greenville, SC.

The funding will be used for Scio Diamond’s continuing product development and for working capital.

“We see increasing demand in the market for lab-grown white diamonds,” noted Gerald McGuire, CEO, Scio Diamond. “We successfully completed product development on lab-grown pink diamonds and have been delivering them to the market since June. Our white diamonds are also being sold in the market; we are focused on these because they will increase our revenue potential in the fast-growing, high-quality lab-grown diamond segment.”

Bain & Company’s 2014 report on the global diamond industry noted that “diamond demand is expected to outpace future supply”. Lab-grown diamonds, which are chemically, physically and optically identical to mined diamonds, are a growing portion of the worldwide jewelry market, which is expected to increase by 50% per year CAGR through 2018, according to Frost & Sullivan’s 2014 market assessment of grown diamonds.

Earlier this year, the company doubled its manufacturing capacity, which can be used for either pink or white diamond production.

In 2014, Scio Diamond introduced its lab-grown fancy pink diamonds, certified by the International Gemological Institute (IGI), to the retail market. Fancy pink diamonds, because of their rarity, have become increasingly desirable. Mined pink diamonds, from the only mine in the world producing pinks, can cost well over $100,000 per carat. Lab-grown pinks are more affordable and available, making them a high value product for Scio Diamond.

Scio Diamond applies a unique, proprietary combination of chemistry, engineering and manufacturing discipline to growing diamonds, continuing to make progress in the technology. The company conducts significant research and development to advance the science of lab-grown diamonds, and currently holds 36 U.S and international patents.

About Scio Diamond

Scio Diamond creates high-quality, Type IIa single-crystal diamonds in a controlled laboratory setting. The company produces colorless, near colorless and fancy color lab-grown diamonds in size, color and quality combinations that are rare in earth-mined diamonds. Scio Diamond delivers gems for jewelry and diamond materials for advanced industrial applications. www.sciodiamond.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from those expressed or implied. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “would,” “forecast,” “potential,” “continue,” “contemplate,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that projections included in these forward-looking statements will come to pass. Actual results of the Company could differ materially as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason.

SOURCE: Scio Diamond